EXHIBIT 99

                   UNITY COMPLETES SUCCESSFUL CAPITAL OFFERING
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     CLINTON, NEW JERSEY, MARCH 17, 2000 . . .UNITY BANCORP, INC. (NASDAQ: UNTY)
announced today that effective March 13, the Company successfully completed a $5.2 million private placement offering associated with the Company's Capital Restoration Plan.

     Robert J. Van Volkenburgh, Chairman and CEO stated, "The Board is extremely pleased with the enthusiastic response of the investment community. We consider this effort particularly satisfying in light of the markets current disfavor with financial sector stocks, the glamour of competing e.commerce ventures, and an economic forecast for rising interest rates".

     With respect to the terms of the offering, the Unity Bancorp issued 103,500 shares of newly created Class A Preferred Stock at a price of $50.00 per share. The preferred stock has a cumulative 10% dividend, payable quarterly, and is convertible into shares of the Company's common stock at an assumed price of $7.25 per share, i.e. each share of the preferred stock may be converted into
6.8966 shares of common stock. The Company may be required to issue 713,793 shares of its common stock if all preferred shares are converted. At December 31, 1999, the Unity Bancorp had 3,704,708 common shares outstanding.

     Van Volkenburgh added, "This event displays great confidence in the Company's ability to manage its strategic plan going forward". Current shareholders and insiders contributed nearly 40% or $1.9 million of the capital. The remaining 60% or $3.3 million was funded by new shareholders.

     Unity Bank, the Company's primary subsidiary headquartered in Clinton, New Jersey has assets of nearly $400 million and operates 17 full service offices located throughout central New Jersey. In addition to offering a large array of traditional consumer and business oriented products and services, Unity is also a leading "Preferred Lender" of SBA financing in New

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Jersey, Pennsylvania, Delaware and New York. Unity Bank also provides a variety of residential mortgage programs through its subsidiary, Certified Mortgage Associates.

     For additional information about the Bank, call Unity Direct at 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.

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